                                                                 Exhibit 10.14

                          MASTER SEPARATION AGREEMENT

         This MASTER SEPARATION AGREEMENT (this "Agreement") is made and entered into as of May 28, 2000 by and between Methode Electronics, Inc., a Delaware corporation ("Methode") and Stratos Lightwave, Inc., a Delaware corporation ("Stratos"). Capitalized terms used and not otherwise defined herein are defined in Article 1 of this Agreement.

                                    RECITALS:

         WHEREAS, Methode's Board of Directors has determined that it would be in the best interests of Methode and its stockholders to completely separate the Opto Business from Methode;

         WHEREAS, Methode has caused Stratos to be incorporated in order to effect such separation and Methode currently owns all of the issued and outstanding common stock of Stratos;

         WHEREAS, the Boards of Directors of Methode and Stratos have each determined that it would be appropriate and desirable for Methode to contribute and transfer to Stratos, and for Stratos to receive and assume, directly or indirectly, all of the capital stock and equity interests currently held by Methode in subsidiaries and other entities that conduct the Opto Business, and all other assets and liabilities currently associated with such business, in exchange for shares of Stratos Common Stock;

         WHEREAS, Methode and Stratos intend, for U.S. federal income tax purposes, that such contribution of assets and assumption of liabilities will qualify either as a tax-free reorganization under Section 368(a)(1)(D) of the Code or will be a tax-free transfer of assets under Section 351(a) of the Code;

         WHEREAS, Methode and Stratos currently contemplate that, following such contribution and transfer, Stratos will make an initial public offering of an amount of Stratos' Common Stock that will reduce Methode's ownership of Stratos, but not below 80%;

         WHEREAS, Methode currently contemplates that, following such initial public offering, Methode will distribute to the holders of its stock by means of a pro rata distribution all of the shares of Stratos Common Stock owned by Methode (the "Distribution");

         WHEREAS, Methode and Stratos intend, for U.S. federal income tax purposes, that the Distribution will be tax-free to Methode and its stockholders (other than with respect to cash received in lieu of fractional shares) under Sections 355 and 361 of the Code; and

         WHEREAS, the parties intend in this Agreement to set forth the arrangements between them regarding the separation of the Opto Business.

         NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants and agreements set forth below, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

         "AFFILIATE" of a Person means any Person Controlling, Controlled by, or under common Control with that Person; PROVIDED, HOWEVER, that for purposes of this Agreement (i) Methode and its Subsidiaries (other than Stratos and its Subsidiaries) shall not be considered Affiliates of Stratos, and (ii) Stratos and its Subsidiaries shall not be considered Affiliates of Methode.

         "ANCILLARY AGREEMENTS" means the Assignment Agreement, the IPO and Distribution Agreement, the Tax Sharing Agreement, the Master Transitional Services Agreement, the Employee Matters Agreement, and the Registration Rights Agreement.

         "ASSIGNMENT AGREEMENT" means the General Assignment and Assumption Agreement dated as of May 27, 2000, by and between Methode and Stratos Lightwave, LLC, a Delaware limited liability company.

         "ASSUMED LIABILITIES" has the meaning set forth in the Assignment Agreement.

         "BUSINESS DAY" means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of Illinois are authorized or obligated by law or executive order to close.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time, together with the rules and regulations promulgated thereunder.

         "CONTRIBUTION DATE" means May 28, 2000, effective as of 12:01 a.m., Central Daylight Savings Time.

         "CONTROL" means the possession, direct or indirect, of the power to direct or cause the direction of the management or the policies of a Person, whether through the ownership of voting securities, by contract or otherwise. "Controlling" and "Controlled" have the corollary meanings ascribed thereto.

         "DISPUTES" has the meaning set forth in Section 10.1.

         "DISTRIBUTION" has the meaning set forth in the recitals to this Agreement.

         "DISTRIBUTION DATE" means the date to be determined by Methode in its sole and absolute discretion when the Distribution is completed.

         "EFFECTIVE DATE" has the meaning set forth in the Assignment Agreement.


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         "EMPLOYEE MATTERS AGREEMENT" means the Employee Matters Agreement dated as of May 28, 2000, by and between Methode and Stratos.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXCLUDED ASSETS" has the meaning set forth in the Assignment
Agreement.

         "EXCLUDED LIABILITIES" has the meaning set forth in the Assignment Agreement.

         "GOVERNMENT AUTHORITY means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

         "INFORMATION" means all books and records, files, contracts, instruments, computer and other data and other similar information.

         "INDEMNIFYING PARTY" has the meaning set forth in Section 5.2(a).

         "INDEMNITEE" has the meaning set forth in Section 5.2(a).

         "INSURANCE TRANSITION PERIOD" has the meaning set forth in Section 8.1(a).

         "IPO AND DISTRIBUTION AGREEMENT" means the Initial Public Offering and Distribution Agreement to be entered into between Methode and Stratos on or before the IPO Effective Date.

         "IPO EFFECTIVE DATE" means the date on which the IPO Registration Statement is declared effective by the SEC.

         "IPO REGISTRATION STATEMENT" means the registration statement on Form S-1, Registration No. 333-34864, filed by Stratos with the SEC in connection with the initial public offering of Stratos Common Stock, as it may be amended.

         "LIABILITIES" means all debts, liabilities, guarantees, assurances, commitments and obligations whatsoever, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whether at law or in equity (including any right of contribution), and whether arising under any contract or agreement, by operation of law or otherwise.

         "LOCAL COUNSEL" has the meaning set forth in Section 5.2(b).

         "METHODE INDEMNITEES" has the meaning set forth in Section 5.1(a).

         "MASTER TRANSITIONAL SERVICES AGREEMENT" means the Master Transitional Services Agreement dated as of May 28, 2000, by and between Methode and Stratos.

         "OPTO ASSETS" has the meaning set forth in the Assignment Agreement.

         "OPTO BUSINESS" means the optical subsystems and components businesses conducted by Methode and/or the Opto Subsidiaries at any time on or before the Contribution Date, either directly or indirectly, including, without limitation,
(i) all business operations whose financial performance is reflected in the Stratos Financial Statements, and (ii) all business operations relating to such businesses initiated or acquired by Methode after the date of the Stratos Financial Statements.

         "OPTO SUBSIDIARIES" means (i) Bandwidth Semiconductor, LLC, a Delaware limited liability company; (ii) Methode Communication Modules, Inc., a Delaware corporation; (iii) MP Optical Communications, LLC, an Illinois limited liability company; (iv) Stratos, Limited, a corporation organized under the laws of the United Kingdom; and (v) Stratos Lightwave, LLC, a Delaware limited liability company.

         "PERSON" means an individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated association, any other entity, or any government or any department or agency or other unit thereof.

         "POSSESSOR" has the meaning set forth in Section 6.1.

         "PRIMARY COUNSEL" has the meaning set forth in Section 5.2(b).

         "PRIOR RELATIONSHIP" means the ownership relationship between Methode and Stratos at any time prior to the Contribution Date.

         "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement to be entered into between Methode and Stratos on or before the IPO Effective Date.

         "RELATED PARTIES" has the meaning set forth in Section 6.1.

         "REPRESENTATIVES" means directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

         "REQUESTOR" has the meaning set forth in Section 6.1.

         "RETAINED DISREGARDED ENTITY" means any entity that (i) is disregarded as an entity separate from its owner for U.S. federal income tax purposes, (ii) the interests in which are owned by Methode, and (iii) the interests in which will not be transferred to Stratos pursuant to this Agreement.

         "RETENTION PERIOD" has the meaning set forth in Section 6.2(a).

         "SEC" means the Securities and Exchange Commission.


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         "SEPARATE COUNSEL" has the meaning set forth in Section 5.2(b).

         "SPECIAL PATENT COUNSEL" has the meaning set forth in Section 5.2(b).

         "STRATOS COMMON STOCK" means the common stock, $.01 par value per share, of Stratos.

         "STRATOS COVERED PARTIES" has the meaning set forth in Section 8.1(a).

         "STRATOS FINANCIAL STATEMENTS" means the financial statements (including the related notes) of Stratos for the period ended April 30, 2000, as set forth in the IPO Registration Statement.

         "STRATOS INDEMNITEES" has the meaning set forth in Section 5.1(b).

         "STRATOS LIGHTWAVE LLC" means Stratos Lightwave, LLC, a Delaware limited liability company.

         "SUBSIDIARY" means with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries Controls or owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote with respect to the election of members to the board of directors or similar governing body; PROVIDED, HOWEVER, that for the purposes of this Agreement, neither Stratos nor any of the Subsidiaries of Stratos shall be deemed to be Subsidiaries of Methode or of any of the Subsidiaries of Methode.

         "TAX" or "TAXES" have the meaning set forth in the Tax Sharing
Agreement.

         "TAX SHARING AGREEMENT" means the Tax Sharing and Indemnification Agreement to be entered into by and between Methode and Stratos on or before the IPO Effective Date.

         "THIRD-PARTY CLAIM" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission, or any arbitration tribunal asserted by a Person other than the parties hereto or their respective Affiliates that gives rise to a right of indemnification hereunder.

         "TRANSFERRED DISREGARDED ENTITY" means any entity that (i) is disregarded as an entity separate from its owner for U.S. federal income tax purposes, (ii) all of the interests in which are owned by Methode, and (iii) all of the interests in which will be transferred to Stratos pursuant to this Agreement.

         "TREASURY REGULATIONS" means the regulations promulgated under the Code, and any successor provisions thereof, as in effect for the relevant taxable period.

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

                                    ARTICLE 2
                                   SEPARATION

         2.1. SEPARATION OF OPTO BUSINESS.

         (a) CONTRIBUTION AND TRANSFER OF OPTO SUBSIDIARIES. As of the Contribution Date, Methode hereby contributes and transfers to Stratos, in exchange for 54,028,807 shares of Stratos Common Stock, all of its right, title and interest in and to the following:

              (i) 100% of the membership interests in Bandwidth Semiconductor, LLC, a Delaware limited liability company;

              (ii) 100% of the issued and outstanding capital stock of Methode Communication Modules, Inc., a Delaware corporation;

              (iii) its sixty percent (60%) membership interest in MP Optical Communications LLC, an Illinois limited liability company; and

              (iv) 100% of the issued and outstanding capital stock of Stratos Limited, a corporation organized under the laws of the United Kingdom; and

              (v)    100% of the membership interests in Stratos Lightwave, LLC.

         (b) CONTRIBUTION AND TRANSFER OF OTHER OPTO ASSETS. As of the Contribution Date, Methode hereby contributes and transfers to Stratos all of its right, title and interest in and to all other assets owned by Methode or its Subsidiaries which are used primarily in, relate primarily to, or arise directly from the Opto Business, other than the Excluded Assets.

         (c)  TREATMENT OF CERTAIN LIABILITIES.

              (i) Prior to the Contribution Date, Methode shall cancel, or cause to be cancelled, any intercompany account owing from any Transferred Disregarded Entity to Methode or to any Retained Disregarded Entity. As a result of such cancellation, Stratos shall not assume pursuant to the transactions contemplated hereunder any liability for any intercompany account of the type described in the immediately preceding sentence. In addition, prior to the Contribution Date, each Transferred Disregarded Entity shall cancel, or cause to be cancelled, any intercompany account owing from Methode or any Retained Disregarded Entity to such Transferred Disregarded Entity.

              (ii) Any liabilities reflected on the books and records of Methode between Methode and any unincorporated branch or division of Methode or between two unincorporated branches or divisions of Methode shall not be treated as liabilities. No new or additional liabilities of the type described in the immediately preceding sentence will be created or reflected on the books and records of Methode during any period (or portion thereof) beginning on or after the Effective Date and ending on or before the execution of this Agreement. Accordingly,

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

Stratos shall not assume pursuant to the transactions contemplated hereunder any liability of the type described in the first sentence of this section 2.1(c)(ii).


         (d) INSTRUMENTS OF CONVEYANCE AND TRANSFER. As of the Contribution Date, Methode shall deliver or cause to be delivered to Stratos such stock certificates (accompanied by duly executed assignment documents), assignments, bills of sale, deeds, and other good and sufficient instruments of conveyance, all in recordable form, where applicable, as are required under local custom and practice to vest in Stratos all right, title and interest of Methode in and to the capital stock and equity interests and other assets described in Section 2.1(a) and (b) above.

         2.2 FURTHER ASSURANCES. From time to time after the Contribution Date, Methode and any Methode Affiliate shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such other instruments of conveyance, assignment, transfer and delivery and will take or cause to be taken such other actions as Stratos may reasonably request in order more effectively to assign, convey, transfer, and deliver to Stratos the capital stock and equity interests and other assets described in Section 2.1(a) and (b) above, or to enable Stratos to protect, exercise and enjoy all of Methode's rights and benefits with respect thereto, and as otherwise may be appropriate to carry out the transactions contemplated hereby.

         2.3. TRANSFER COSTS. Stratos shall bear all of the costs of the transfer of the capital stock and equity interests and other assets described in
Section 2.1(a) and (b) above from Methode to Stratos.

                                    ARTICLE 3
                              ANCILLARY AGREEMENTS

         3.1 GENERAL. Methode and Stratos acknowledge and agree that the Ancillary Agreements have been or will be entered into prior to the IPO Effective Date. Methode and Stratos shall take all steps reasonably necessary to cause their respective Subsidiaries and Affiliates to enter into and perform such Ancillary Agreements in accordance with their terms.

         3.2 PRIORITY. To the extent that any Ancillary Agreement conflicts with the terms of this Agreement, including, without limitation, matters covered by Article 2, Article 5 and Article 6 (solely with respect to matters relating to Taxes) hereof, the terms and conditions of such Ancillary Agreement shall govern the rights and obligations of the parties with respect to such matters. Without limiting the foregoing, the rights and obligations of the parties with respect to the payment of Taxes and related matters shall be governed by the relevant terms and provisions of the Tax Sharing Agreement.

                                    ARTICLE 4
                                    COVENANTS

         4.1. IPO AND DISTRIBUTION AGREEMENT. Methode and Stratos hereby agree to execute and deliver, on or before the IPO Effective Date, the IPO and Distribution Agreement, in

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

substantially the form agreed upon between the parties on or prior to the date hereof, with such modifications to such form as the parties shall mutually deem reasonably necessary and desirable.

         4.2. REGISTRATION RIGHTS AGREEMENT. Methode and Stratos hereby agree to execute and deliver, on or before the IPO Effective Date, the Registration Rights Agreement, in substantially the form agreed upon between the parties on or prior to the date hereof, with such modifications to such form as the parties shall mutually deem reasonably necessary and desirable.

         4.3. NO TAX ELECTION. None of Methode or any of its Affiliates (including, without limitation, prior to the transactions contemplated hereby, Stratos Lightwave LLC), Stratos or any of its Affiliates (including, without limitation, subsequent to the transactions contemplated hereby, Stratos Lightwave, LLC) or any of their respective Representatives shall make any election under Treasury Regulations promulgated under Section 7701 of the Code (or any successor regulation or provision), or otherwise take any action, or fail to take any action, that could cause Stratos Lightwave LLC not to be disregarded as an entity separate from its owner for U.S. federal income tax purposes.

                                    ARTICLE 5
                                 INDEMNIFICATION

         5.1. INDEMNIFICATION.

         (a) Stratos shall indemnify, defend and hold harmless Methode and each of its Subsidiaries, and each of their respective past and present Representatives (the "Methode Indemnitees") against any and all actions, claims, damages, losses, or liabilities, resulting from, relating to or arising, whether prior to or following the Contribution Date, out of or in connection with: (i) the Assumed Liabilities, and/or (ii) the operation of the Opto Business, and Stratos shall reimburse each Methode Indemnitee for any and all reasonable costs and expenses (including attorneys' fees) incurred by any of them in connection with investigating and/or defending any such action, claim, damage, loss, or liability, other than legal fees incurred prior to the Contribution Date.

         (b) Methode (the "Methode Indemnifying Party") shall indemnify, defend and hold harmless Stratos and each of its Subsidiaries, and each of their past and present Representatives (the "Stratos Indemnitees") against any and all actions, claims, damages, losses, or liabilities resulting from, relating to or arising, whether prior to or following the Contribution Date, out of or in connection with: (i) the Excluded Assets and/or (ii) the Excluded Liabilities, and Methode shall reimburse each Stratos indemnitee for any and all reasonable costs and expenses (including attorneys' fees) incurred by any of them in connection with investigating and/or defending any such action, claim, damage, loss or liability, other than legal fees incurred prior to the Contribution Date.

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

         5.2. INDEMNIFICATION PROCEDURES.

         (a) If a Methode Indemnitee or Stratos Indemnitee (collectively, an "Indemnitee") receives notice of the assertion of any Third-Party Claim with respect to which a Stratos Indemnifying Party or Methode Indemnifying Party, respectively (collectively, an "Indemnifying Party") is, or is likely to be, obligated under this Agreement to provide indemnification, such Indemnitee shall promptly give such Indemnifying Party notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; PROVIDED, HOWEVER, that the failure of any Indemnitee to give notice as provided in this Section 5.2 shall not relieve any Indemnifying Party of its obligations under this Section 5.2, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

         (b) An Indemnifying Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably acceptable to the Indemnitee), may elect to defend any Third-Party Claim. If an Indemnifying Party elects to defend a Third-Party Claim in accordance with the foregoing, then, within ten (10) Business Days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third Party claim so requires), such Indemnifying Party shall notify the Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the defense of such Third-Party Claim. Such Indemnifying Party shall pay such Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation. Such Indemnifying Party shall keep the Indemnitee reasonably informed as to the status of the defense of such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Section 5.2 for any attorneys' fees or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof other than those expenses referred to in the preceding sentence; PROVIDED, HOWEVER, that such Indemnitee shall have the right to employ one law firm as counsel ("Primary Counsel"), together with a local law firm in each applicable jurisdiction (collectively, "Local Counsel") and, in the case of patent litigation, special patent counsel ("Special Patent Counsel" and together with Primary Counsel and Local Counsel, "Separate Counsel"), to represent such Indemnitee in any action or group of related actions (which firm or firms shall be reasonably acceptable to the Indemnifying Party) if, in such Indemnitee's reasonable judgment at any time, either a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim, or there may be defenses available to such Indemnitee which are significantly different from or in addition to those available to such Indemnifying Party and the representation of both parties by the same counsel would, in the reasonable judgment of the Indemnitee, be inappropriate, and in that event (i) the reasonable fees and expenses of such Separate Counsel shall be paid by such Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one Primary Counsel, one Local Counsel in any one jurisdiction and one Special Patent Counsel with respect to any Third-Party Claim (even if against multiple Indemnitees)) and (ii) each of such Indemnifying Party and such Indemnitee shall have the right to conduct its own defense in respect of such claim. If an Indemnifying Party: (i) elects not to defend against a Third-Party Claim; (ii) fails to notify an Indemnitee of its election as provided in this Section 5.2 within the period of ten (10)

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Business Days described above; or (iii) elects to defend a Third Party Claim but, in the reasonable judgment of the Indemnitee, fails to timely, properly and adequately defend such claim, the Indemnitee may defend, compromise, and settle such Third-Party Claim and shall be entitled to indemnification hereunder (to the extent permitted hereunder); PROVIDED, HOWEVER, that no such Indemnitee may compromise or settle any such Third-Party claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, (i) settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the dismissal without prejudice of such Third Party Claim or delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third-Party Claim or (ii) settle or compromise any Third-Party Claim in any manner that would be reasonably likely to have a material adverse effect on the Indemnitee. Notwithstanding the above, with respect to any Third-Party Claim or other claim that relates to Taxes, the relevant provisions of the Tax Sharing Agreement, rather than this Section 5.2, shall govern the rights and obligations of the parties regarding procedures for indemnification.

         5.3. CERTAIN LIMITATIONS.

         (a) The amount of any indemnifiable losses or other liability for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnitee from third parties (including, without limitation, amounts actually recovered under insurance policies) with respect to such indemnifiable losses or other liability. Any Indemnifying Party hereunder shall be subrogated to the rights of the Indemnitee upon payment in full of the amount of the relevant indemnifiable loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any Indemnitee recovers an amount from a third party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable loss and the amount received from the third party exceeds the remaining unpaid balance of such indemnifiable loss, then the Indemnitee shall promptly remit to the Indemnifying Party the excess (if any) of (A) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable loss plus the amount received from the third party in respect thereof LESS (B) the full amount of such indemnifiable loss or other liability. Nothing in this Section 5.3(a) shall obligate any Indemnifying Party to seek to recover any amounts from any third party (including, without limitation, amounts recoverable under insurance policies) prior to, or as a condition to, seeking indemnification under this Article 5.

         (b) The amount of any loss or other liability for which indemnification is provided under this Agreement shall be (i) increased to take account of any net tax cost incurred by the Indemnitee arising from the receipt or accrual of an indemnification payment hereunder (grossed up for such increase) and (ii) reduced to take account of any net tax benefit realized by the Indemnitee arising from incurring or paying such loss or other liability. In computing the amount of any such tax cost or tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnification payment hereunder or incurring or paying any indemnified loss. Any indemnification payment hereunder shall initially be made without regard to this Section 5.3(b) and shall be increased or reduced to reflect any such net tax cost (including gross-up) or net tax benefit only after the Indemnitee has actually realized such cost or benefit. For purposes of this Agreement, an Indemnitee shall be deemed to have "actually realized" a net tax cost or a net tax benefit to the extent that, and at such time as, the amount of taxes payable by such Indemnitee is increased above or reduced below, respectively, the amount of taxes that such Indemnitee would be required to pay but for the receipt or accrual of the indemnification payment or the incurrence or payment of such loss, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination with respect to the Indemnitee's liability for taxes, and payments between such indemnified parties to reflect such adjustment shall be made if necessary.

         (c) Any indemnification payment made under this Agreement relating to Assumed Liabilities, Excluded Assets and Excluded Liabilities shall be characterized for tax purposes as if such payment were made immediately prior to the Distribution Date, except to the extent otherwise required by the Tax Sharing Agreement.

                                    ARTICLE 6
                     ACCESS TO INFORMATION; CONFIDENTIALITY

      6.1. ACCESS TO INFORMATION. During the Retention Period, each of the parties hereto shall cooperate with and afford, and shall cause their respective Affiliates, Representatives, Subsidiaries, successors and/or assignees, and shall use reasonable efforts to cause joint ventures that are not Affiliates (collectively, "Related Parties") to cooperate with and afford, to the other party reasonable access upon reasonable advance written request to all Information (other than Information which is: (i) protected from disclosure by the attorney client privilege or work product doctrine;
(ii) confidential in nature; or (iii) the subject of a confidentiality agreement between such party and a third party which prohibits disclosure to the other party) within such party's or any Related Party's possession that was created prior to the Contribution Date or would otherwise be relevant to the performance of this Agreement or any Ancillary Agreement. Access to the requested information shall be provided so long as it relates to the requesting party's (the "Requestor") business, assets or liabilities, and access is reasonably required by the Requestor as a result of the parties' Prior Relationship for purposes of auditing, accounting, claims or litigation (except for claims or litigation between the parties hereto), employee benefits, regulatory or Tax purposes or fulfilling disclosure or reporting obligations including, without limitation, Information reasonably necessary for the preparation of reports required by or filed under the Exchange Act with respect to any period entirely or partially prior to the Contribution Date.

         Access as used in this paragraph shall mean the obligation of a party in possession of Information (the "Possessor") requested by the Requestor to exert its reasonable efforts to locate all requested Information that is owned and possessed by Possessor or any Related Party. The Possessor, at its own expense, shall conduct a diligent search designed to identify all requested

Information and shall collect all such Information for inspection by the Requestor during normal business hours at the Possessor's place of business. Subject to confidentiality and/or security provisions as the Possessor may reasonably deem necessary, the Requestor may have all requested Information duplicated at Requestor's expense. Alternatively, the Possessor may choose to deliver, at its own expense, all requested Information to the Requestor in the form it was requested by the Requestor. If so, the Possessor shall notify the Requestor in writing at the time of delivery if such Information is to be returned to the Possessor. In such case, the Requestor shall return such Information when no longer needed to the Possessor at the Possessor's expense.

         In connection with providing Information pursuant to this Section 6.1, each of the parties hereto shall upon the request of the other party make available its respective employees (and those of their respective Related Parties, as applicable) to the extent that they are reasonably necessary to discuss and explain all requested Information with and to the requesting party.

         6.2. RECORD RETENTION.

         (a) BOOKS AND RECORDS. Stratos shall preserve and keep all books and records included in the Opto Assets or otherwise in the possession of Stratos or its Related Parties, whether in electronic form or otherwise, for not less than ten years from the Contribution Date, or for any longer period as may be required (i) by any government agency, or (ii) in connection with any litigation, law, regulation, audit or appeal of Taxes, Tax examination or the expiration of the applicable statute of limitations, where applicable (the "Retention Period") at Stratos' sole cost and expense. If Stratos wishes to dispose of any books and records or other documents which it is obligated to retain under this Section 6.2 after the Retention Period, then Stratos shall first provide ninety (90) days' written notice to Methode and Methode shall have the right, at its option and expense, upon prior written notice within such ninety (90) day period, to take possession of such books or records or other documents within one hundred eighty (180) days after the date of Stratos' notice to Methode hereunder. Written notice of intent to dispose of such books and records shall include a description of the books and records in detail sufficient to allow Methode to reasonably assess its potential need to retain such materials. In the event Stratos enters into an agreement with a third party to sell a portion of its business, together with the books and records related thereto, Methode shall have the right, at its cost, to duplicate such books and records prior to any such disposition and, should the purchaser of the Stratos business be a competitor of Methode, Methode shall have the right to prohibit the transfer or disclosure to such party of that portion of the former books and records of Methode which Methode notifies Stratos contain confidential and proprietary information which relates solely to Methode's businesses (other than the Opto Business). To the extent that books and records of Methode or any of its Affiliates that contain information relating to the Opto Business are not included in the Opto Assets, Methode agrees to cooperate with Stratos in providing Stratos with any such information upon Stratos' reasonable request to the extent that any such information exists and is reasonably separable from Methode information unrelated to the Opto Business. Stratos shall reimburse Methode for all of its reasonable out-of-pocket costs incurred in connection with any such request.

         (b) ACCESS TO PERSONNEL. Methode shall, from time to time, at the reasonable request of Stratos, cooperate fully with Stratos in providing Stratos, to the extent reasonably possible through applicable Methode employees, with technical assistance and information in respect to any claims brought against Stratos involving the conduct of the Opto Business prior to the Contribution Date, including consultation and/or the appearance(s) of such persons on a reasonable basis as expert or fact witnesses in trials or administrative proceedings.

         6.3. PRODUCTION OF WITNESSES. Each of the parties hereto shall use all commercially reasonable efforts, and shall cause each of their respective Affiliates to use all commercially reasonable efforts, to make available to each other, upon written request, its directors, officers, employees and other Representatives as witnesses to the extent that any such Person may reasonably be required (giving consideration to the business demands upon such Persons) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved; PROVIDED, HOWEVER, that with respect to any legal or administrative proceedings relating to the Tax liability of any of the parties hereto or any of their respective Affiliates, each of the parties hereto shall, and shall cause each of their respective Affiliates to, make their directors, officers, employees and other Representatives available as witnesses or to provide assistance or information relating to Taxes until such time as the statute of limitations has expired with respect to all Tax years prior to and including the years in which the Distribution and the transfers contemplated by this Agreement are consummated.

         6.4. REIMBURSEMENT. Unless otherwise provided in Article 5 or this
Article 6, each party to this Agreement providing access, information or witnesses to another party pursuant to Sections 6.1, 6.2 or 6.3 shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all reasonable out-of-pocket costs and expenses (excluding allocated compensation, salary and overhead expense) as may be reasonably incurred in providing such information or witnesses.

         6.5. CONFIDENTIALITY.

         (a) Subject to Section 6.5(c) below, Methode and Stratos, on behalf of itself and its Affiliates, each agrees to hold, and cause its respective directors, officers, employees and other Representatives to hold, in strict confidence, with at least the same degree of care that applies to its own confidential and proprietary information, all Information concerning the other party and its Affiliates that is either in its possession (including Information in its possession prior to the Contribution Date) or furnished by such other party or its Affiliates at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been: (i) in the public domain through no fault of such party, any of its Affiliates or any of their respective directors, officers, employees or other Representatives, (ii) later lawfully acquired from other sources by such party (or any of its Affiliates which sources are not themselves bound by a confidentiality obligation), or (iii) independently generated without reference to any proprietary or confidential Information of the other party.

         (b) Each party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its directors, officers, employees and other Representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with this Section 6.5. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

         (c) In the event that any party or any of its Affiliates either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other party (or its Affiliates) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such party. Subject to the foregoing, the party that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

                                    ARTICLE 7
                                 MUTUAL RELEASES

         7.1. RELEASE OF PRE-SEPARATION CLAIMS.

         (a) STRATOS RELEASE. Except as provided in Section 7.1(c), as of the Contribution Date, Stratos does hereby, for itself and as agent for each of its Subsidiares, remise, release and forever discharge the Methode Indemnitees from any and all Liabilities, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Contribution Date, including in connection with the transactions and all other activities to implement any of the separation of the Opto Business, the initial public offering by Stratos and the Distribution.

         (b) METHODE RELEASE. Except as provided in Section 7.1(c), as of the Contribution Date, Methode does hereby, for itself and as agent for each of its Subsidiaries, remise, release and forever discharge the Stratos Indemnitees from any and all Liabilities, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Contribution Date, including in connection with the transactions and all other activities to implement any of the separation of the Opto Business, the initial public offering by Stratos and the Distribution.

         (c) NO IMPAIRMENT. Nothing contained in Section 7.1(a) or (b) shall impair the rights or obligations of Methode and Stratos, as applicable, (i) reflected on the Stratos Financial Statements, or (ii) arising under this Agreement and/or the Ancillary Agreements.

         (d) NO ACTIONS AS TO RELEASED CLAIMS. Stratos agrees, for itself and as agent for each of its Subsidiaries, not to make any claim or demand, or commence any action, suit or other similar proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against Methode or any of its Subsidiaries, or any other Person released pursuant to Section 7.1(a), with respect to any Liabilities released pursuant to Section 7.1(a). Methode agrees, for itself and as agent for each of its Subsidiaries, not to make any claim or demand, or commence any action, suit or other similar proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against Stratos or any of its Subsidiaries, or any other Person released pursuant to Section 7.1(b), with respect to any Liabilities released pursuant to Section 7.1(b).

         (e) FURTHER INSTRUMENTS. At any time, at the request of any other party, each party shall, or shall cause its Subsidiaries to, execute and deliver releases reflecting the provisions hereof.

                                    ARTICLE 8
                                INSURANCE MATTERS

         8.1  STRATOS INSURANCE COVERAGE DURING THE INSURANCE TRANSITION PERIOD.

         (a) Throughout the period beginning on the Separation Date and ending on the earlier of (i) the Distribution Date, (ii) the date Methode owns less than fifty percent (50%) of the outstanding Stratos Common Stock, or (iii) such earlier date as the parties agree (the "Insurance Transition Period"), Methode shall, subject to insurance market conditions and other factors beyond its control, maintain policies of insurance, including for the benefit of Stratos and its Subsidiaries, directors, officers, employees or other covered parties (collectively, the "Stratos Covered Parties") which are comparable in all material respects to those maintained generally by Methode, except as the parties otherwise agree; provided, however, that if Methode determines that: (i) the amount or scope of such coverage will be reduced to a level inferior in any material respect to the level of coverage in existence immediately prior to the Insurance Transition Period, or (ii) the retention or deductible level applicable to such coverage, if any, will be increased to a level materially greater than the levels in existence immediately prior to the Insurance Transition Period, Methode shall give Stratos notice of such determination as promptly as practicable. Upon notice of such determination, Stratos shall be entitled to no less than ninety (90) days to evaluate its options regarding continuance of coverage hereunder and may cancel its interest in all or any portion of such coverage as of any day within such ninety (90) day period. Except as otherwise provided below, during the Insurance Transition Period, such policies of insurance shall cover Stratos Covered Parties for liabilities and losses insured prior to the Distribution Date.

         (b) Stratos shall promptly pay or reimburse Methode, as the case may be, for its share of premium expenses and all applicable self-insurance retentions, deductibles, retrospective premium adjustments and similar amounts with respect to insurance policies in force during the Insurance Transition Period, and Stratos Covered Parties shall promptly pay or reimburse Methode for any costs and expenses which Methode may incur in connection with the insurance coverages maintained pursuant to this Section 8.1, including but not limited to any subsequent premium adjustments. Stratos' share of such expenses shall be determined in a manner consistent with the parties' allocation of such expenses prior to the Contribution Date. All payments and reimbursements by Stratos and Stratos Covered Parties to Methode shall be made within fifteen
(15) days after Stratos' receipt of an invoice from Methode.

         (c) The control and administration of insurance policies which are the subject of this Article 8, including claims against insurance policies and any modifications to the terms and conditions of such insurance policies, shall remain with Methode, PROVIDED that, any such action taken by Methode shall treat fairly all insured parties and their respective claims and shall not unduly favor one insured party over another. Stratos shall make all reasonable efforts to facilitate Methode's control and administration of such insurance policies.

         8.2 STRATOS INSURANCE COVERAGE AFTER THE INSURANCE TRANSITION PERIOD. From and after expiration of the Insurance Transition Period, Stratos shall be solely responsible for obtaining and maintaining insurance programs for its risk of loss and such insurance arrangements shall be separate and apart from Methode's insurance programs. Notwithstanding the foregoing, at Stratos' request, Methode shall use all commercially reasonable efforts to assist Stratos in the transition to its own separate insurance programs from and after the Insurance Transition Period, and shall provide Stratos with any information in its possession and reasonably available and necessary to either obtain insurance coverages for Stratos or to assist Stratos in preventing unintended self-insurance, in whatever form.

         8.3 COOPERATION. Methode and Stratos will cooperate with each other in all respects, and they shall execute any additional documents which are reasonably necessary or desirable to effectuate the provisions of this
Article 8.

         8.4 NO ASSIGNMENT OR WAIVER. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of Methode or its Affiliates in respect of any contract or policy of insurance.

         8.5 NO LIABILITY. Stratos, on behalf of itself and its Affiliates, does hereby agree that Methode and its Affiliates shall have no liability whatsoever as a result of the insurance policies and practices of Methode and its Affiliates as in effect at any time prior to the Distribution Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise, other than as a result of the gross negligence or wilfull misconduct of Methode and its Affiliates.

         8.6 FURTHER AGREEMENTS. The parties acknowledge that they intend to allocate financial obligations without violating any laws regarding insurance, self-insurance or other financial responsibility. If it is determined that any action undertake pursuant to this Agreement or any Ancillary Agreement is violative of any insurance, self-insurance or related financial responsibility law or regulation, the parties agree to work together to do whatever is necessary to comply with such law or regulation while trying to accomplish, as much as possible, the allocation of financial obligations as intended in this Agreement and any Ancillary Agreement.

                                    ARTICLE 9
                                 NON-COMPETITION

         9.1. METHODE RESTRICTIONS. For a period ending one (1) year after the Distribution Date, neither Methode nor any of its Affiliates shall engage in (A) the manufacture or sale of the following products or processes, outside of its current customer list as of the contribution date: (i) optoelectronic device connectorization, optical test and characterization of such optical devices, (ii) custom optical device assembly and/or packaging processes (including metalization, lensing, package hermeticity, soldering, polishing and optical testing for one or multiple fiber configurations),
(iii) custom or specialty optical connector design, manufacture and termination, (iv) passive optical component and circuit assembly splicing or termination, except for hybrid copper/fiber cable assemblies, (v) multi-fibre mechanical ribbon splice components and tooling, and/or (vi) optoelectronic subsystems, or (B) the manufacture of standard fiber optic connector products and/or accessories; anywhere in the World.

         9.2. STRATOS RESTRICTIONS. For a period ending one (1) year after the Distribution Date, neither Stratos nor any of its Affiliates shall engage in (A) the manufacture or sale of the following products, outside its current customer list as of the contribution date, in Europe (including the United Kingdom): (i) standard cable assemblies terminated with standard fiber optic connectors, and/or (ii) cable management cabinets and value-added cable assemblies for local area networks, data centre, telecom and other project installation driven applications, (B) the manufacture or sale of electronic interconnect devices anywhere in the World, and/or (C) the sale of standard cable assembly or cable management cabinets in combination with system integration or system installation services to end-user clients in the United States and Europe.

         9.3. INJUNCTIVE RELIEF. Each party acknowledges that the restrictions contained in this Article 9 are reasonable and necessary to protect the legitimate interests of the other party, do not cause it undue hardship, and that any violations of any provision of this Article 9 will result in irreparable injury to the other party and that, therefore, each party shall be entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which such party may be entitled. In the event that any court having jurisdiction shall determine that the foregoing restrictive covenant or other provisions shall be unreasonable or unenforceable in any respect, then such covenant and other provisions shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect.

                                   ARTICLE 10
                                  MISCELLANEOUS

         10.1. DISPUTE RESOLUTION. Except as otherwise set forth in the Ancillary Agreements, resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, "Disputes"), shall be exclusively governed by and settled in accordance with the provisions of this
Section 10.1. The parties hereto shall use all commercially reasonable efforts to settle all Disputes without resorting to mediation, arbitration, litigation or other third party dispute resolution mechanisms. If any Dispute remains unsettled, the parties hereby agree to mediate such Dispute using a mediator reasonably acceptable to all parties involved in such Dispute. If the parties are unable to resolve such dispute through mediation, each party will be free to commence proceedings for the resolution thereof. No party shall be entitled to consequential, special, exemplary or punitive damages.

         10.2. ENTIRE AGREEMENT. Except as otherwise set forth in this Agreement, this Agreement and the Ancillary Agreements shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and understandings, whether written or oral, between the parties with respect to such subject matter.

         10.3. RELATED PARTY TRANSACTIONS. For so long as Methode beneficially owns at least fifty percent (50%) of the outstanding shares of Stratos Common Stock, the approval of a majority of the independent directors of Stratos shall be required for any transaction between Methode and Stratos with a value of $50,000 or more, PROVIDED, HOWEVER, that this provision shall not apply to any transactions under this Agreement or any of the Ancillary Agreements or purchases by Methode or its Subsidiaries of Stratos products in the ordinary course of business.

         10.4. AUTHORITY. Each of the parties hereto represents to the other that: (a) it has the corporate power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action;
(c) it has duly and validly executed and delivered this Agreement; and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

         10.5. NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered in person, by telecopy, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:


         If to Methode:      Methode Electronics, Inc.
                             7401 W. Wilson Avenue
                             Chicago, Illinois 60706
                             Attention: Chief Executive Officer

         If to Stratos:      Stratos Lightwave, Inc.
                             7444 W. Wilson Avenue
                             Chicago, Illinois 60706
                             Attention: Chief Executive Officer
                             Telecopy No.: (708) 867-3288

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery or when delivery is refused. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first Business Day at the place at which such notice or communication is received following the day on which such notice or communication was sent.

         10.6. AMENDMENT AND MODIFICATION. This Agreement or the Ancillary Agreements may not be amended or modified in any respect except by a written agreement signed by both of the parties hereto.

         10.7. BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon the parties hereto and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of either party with another Person, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that Methode and Stratos may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective Subsidiaries, but such assignment shall not relieve Methode or Stratos, as the assignee, of its obligations hereunder.

         10.8. THIRD PARTY BENEFICIARIES. The Indemnitees and their respective successors shall be third party beneficiaries of the indemnification provisions of Article 5, as applicable, and shall be entitled to enforce those provisions, in each such case as fully and to the same extent as if they were parties to this Agreement. Except as provided in the previous sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and their successors and assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as provided in the previous sentence) shall be deemed a third party beneficiary under or by reason of this Agreement.

         10.9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. The Agreement may be delivered by facsimile transmission of a signed copy thereof.

         10.10. WAIVER. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by the party against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right under this Agreement operate as a waiver of any other right under this Agreement nor shall any single or partial exercise of any right preclude any other or further exercise thereof or the exercise of any other right under this Agreement. No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

         10.11. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         10.12. REMEDIES. Each of Methode and Stratos shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. Each of Methode and Stratos acknowledges and agrees that under certain circumstances the breach by Methode or any of its Affiliates and Stratos or any of its Affiliates, of a term or provision of this Agreement will materially and irreparably harm the other party, that money damages will accordingly not be an adequate remedy for such breach and that the non-defaulting party, in its sole discretion and in addition to its rights under this Agreement and any other remedies it may have at law or in equity, may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any breach of the provisions of this Agreement.

         10.13. FURTHER ASSURANCES. In addition to actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

         10.14. HEADINGS. The headings of the sections and subsections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         10.15. GOVERNING LAW. This Agreement shall be governed, construed and enforced in accordance with the internal laws of the State of Illinois, excluding any choice of law rules which may direct the application of the laws of another jurisdiction.

         10.16. CONSENT TO EXCLUSIVE JURISDICTION. Any action, suit or proceeding arising out of any claim that the parties cannot settle through good faith negotiations shall be heard and determined in any Illinois state or federal court sitting in Chicago. Each of the parties hereto hereby irrevocably and unconditionally: (i) submits to the exclusive jurisdiction of any Illinois state or federal court sitting in Chicago for any such action, suit or proceeding; (ii) waives, and agrees not to plead or to make, any objection to the venue of any such action, suit or proceeding in the above-named courts; (iii) waives, and agrees not to plead or to make, any claim that any such action, suit or proceeding brought in the above-named courts has been brought in an improper or otherwise inconvenient forum; and (iv) waives, and agrees not to plead or to make, any claim that its is not subject personally to the jurisdiction of the above-named courts.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and date first written above.

                             METHODE ELECTRONICS, INC.


                             By:   /s/ William J. McGinley
                                -------------------------------------
                                   William J. McGinley
                                   Chairman


                             STRATOS LIGHTWAVE, INC.


                             By:    /s/ James W. McGinley
                                -------------------------------------
                                    James W. McGinley
                                    President and Chief Executive Officer